Exhibit 99.1

LENSAR Reports Second Quarter 2021 Financial Results and Provides Business Update

Second Quarter and First Half 2021 Procedure Volumes Increase 70% and 42% over 2020 Levels

Cash and Cash Equivalents of $34.6 Million reflects Cash Utilization of $1.3 Million in the Second Quarter

ORLANDO, Fla. (August 5, 2021) – LENSAR, Inc. (Nasdaq: LNSR) (“LENSAR” or “the Company”), a global medical technology company focused on advanced femtosecond laser surgical solutions for the treatment of cataracts, today announced financial results for the quarter ended June 30, 2021 and provided an update on key strategic and operational initiatives.

“We have made significant progress across a number of fronts. Our commercial operations have rebounded from the COVID-19 pandemic, and we have returned to growing the business as we did prior to pandemic shutdowns and interruptions in 2020. Specifically, we had procedure volume growth of 70% and an increase in total revenue of 57% in the second quarter, as compared to second quarter 2020, as well as a 42% increase in procedure volume in the first half of 2021 as compared to the first half of 2020,” said Nick Curtis, Chief Executive Officer of LENSAR. “On the development side of the business, we continue to progress toward the submission and launch of ALLY™ in 2022, navigating supply-chain challenges to maintain on our first quarter 2022 510(k) filing timeline. At the recent ASCRS Meeting we hosted more than 100 surgeons for demonstrations of the ALLY Adaptive Cataract Treatment System and received an overwhelmingly positive response. The need for technology like ALLY, a fully integrated femtosecond laser and phacoemulsification system, is evident and we are truly excited to deliver a desired and disruptive technology to cataract and refractive surgeons in the near-future.”

Second Quarter 2021 Financial Results

Total revenue for the quarter ended June 30, 2021 was $7.9 million, an increase of $2.9 million, or 57%, compared to total revenue of $5.0 million for the quarter ended June 30, 2020. The increase was primarily driven by increased procedure volume, and to a lesser extent lease placements. Procedure volume exceeded pre-COVID levels, particularly in the United States, as the Company returned to its history of growth and market expansion.

For the quarter ended June 30, 2021, approximately 90% of our revenue was attributable to recurring sources compared to 78% for the quarter ended June 30, 2020. In the quarter ended June 30, 2020, recurring revenue was uncharacteristically low as it was significantly impacted by suspensions of non-essential medical services due to COVID-19.

Selling, general and administrative expenses for the quarter ended June 30, 2021 were $5.5 million, an increase of $1.5 million, or 37%, compared to $4.0 million for the quarter ended June 30, 2020. The increase was primarily due to increased personnel expenses, which was largely due to stock-based compensation expense, as well as expenses associated with being a public company and returning to normal operations as pandemic restrictions were eased.

Research and development (“R&D”) expenses were $3.0 million and $1.4 million for the quarters ended June 30, 2021, and 2020, respectively, an increase of $1.6 million or 110%. The increase in

R&D expense was primarily due to additional costs for the continued development of ALLY in anticipation of a 510(k) filing with the U.S. Food and Drug Administration in the first quarter of 2022, as well as increased personnel costs.

Net loss for the quarter ended June 30, 2021, was $4.4 million, or ($0.47) per share, compared to net loss of $4.5 million, or ($4.20) per share, for the quarter ended June 30, 2020, reflecting a decrease in both dollars and loss per share for the quarter ended June 30, 2021. Included within operating expenses are stock-based compensation expenses recorded for the quarters ended June 30, 2021 and 2020 of $1.4 million and $41,000, respectively. These costs reflect, and are the result of, the Company’s recapitalization and becoming a standalone public company in the fourth quarter of 2020.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the quarter ended June 30, 2021 was ($3.7) million, compared with ($3.2) million for the quarter ended June 30, 2020. Adjusted EBITDA, which we calculate by adding back stock-based compensation expense to EBITDA, was ($2.3) million for the quarter ended June 30, 2021 and ($3.2) million for the quarter ended June 30, 2020. EBITDA and Adjusted EBITDA are non-GAAP financial measures, and a reconciliation of these measures to net loss is set forth below in this press release.

As of June 30, 2021, the Company had cash and cash equivalents of $34.6 million as compared to $40.6 million at December 31, 2020. Cash utilized in the quarter ended June 30, 2021 was $1.3 million and $6.0 million for first half of 2021. Based on its cash position and operational forecast, the Company believes it has sufficient cash to fund operations through the filing of its 510(k) application and expected launch of ALLY in 2022.

Conference Call:

LENSAR management will host a conference call and live webcast to discuss the second quarter results and provide a business update today, August 5, 2021 at 8:30 a.m. ET.

To participate by telephone, please dial (833) 312-1363 (Domestic) or (236) 712-2498 (International). The conference ID number is 2436922. The live webcast can be accessed under “Events & Presentations" in the Investor Relations section of the company's website at https://ir.lensar.com. Please log in approximately 5-10 minutes prior to the call to register and to download and install any necessary software. The call and webcast replay will be available until August 19, 2021.

About LENSAR

LENSAR is a commercial-stage medical device company focused on designing, developing and marketing an advanced femtosecond laser system for the treatment of cataracts and the management of pre-existing or surgically induced corneal astigmatism. Its LENSAR Laser System incorporates a range of proprietary technologies designed to assist the surgeon in obtaining better visual outcomes, efficiency and reproducibility by providing advanced imaging, simplified procedure planning, efficient design and precision.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s development and the future market potential of ALLY™. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “target,” “mission,” “may,” “will,” “would,” “should,” “could,” “target,” “potential,” “project,” “predict,” “contemplate,” “potential,” or the negative thereof and similar words and expressions.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business include, without limitation, its history of operating losses and ability to generate revenue; its ability to maintain, grow market acceptance of and enhance its LENSAR Laser System; the impact of the COVID-19 pandemic and the Company’s ability to grow revenues; the Company’s ability to obtain the necessary clearances or approvals for ALLY; the willingness of patients to pay the price difference for LENSAR products; its ability to grow a U.S. sales and marketing organization; its ability to meet its future capital needs; the impact of any material disruption to the supply or manufacture of the LENSAR Laser Systems; the ability of the Company to compete against competitors that have longer operating histories and more established products than the Company; the Company’s ability to address numerous international business risks; and the other important factors that are disclosed under the heading “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in its other filings with the SEC, including, but not limited to, its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 to be filed with the SEC, each accessible on the SEC’s website at www.sec.gov and the Investor Relations section of the Company’s website at https://ir.lensar.com. All forward-looking statements are expressly qualified in their entirety by such factors. Except as required by law, the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. These forward-looking statements should not be relied upon as representing LENSAR’s views as of any date subsequent to the date of this press release.

Contacts:	Lee Roth / Cameron Radinovic
Thomas R. Staab, II, CFO	Burns McClellan for LENSAR
ir.contact@lensar.com	lroth@burnsmc.com / cradinovic@burnsmc.com

Non-GAAP Financial Measures

The Company prepares and analyzes operating and financial data and non-GAAP measures to assess the performance of its business, make strategic and offering decisions and build its financial projections. The key non-GAAP measures it uses are EBITDA and Adjusted EBITDA.

EBITDA is defined as net loss before interest expense, interest income, income tax expense, depreciation and amortization expenses. EBITDA is a non-GAAP financial measure. EBITDA is specifically disclosed because the Company believes that EBITDA provides meaningful supplemental information for investors regarding the performance of its business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Adjusted EBITDA is also a non-GAAP financial measure. The Company believes Adjusted EBITDA, which excludes stock-based compensation expense, provides meaningful supplemental information for investors when evaluating its results and comparing it to peer companies as stock-based compensation expense is a significant non-cash charge due to the recapitalization of the Company. It uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in its underlying business from quarter to quarter. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance and, therefore, any non-GAAP measures it use may not be directly comparable to similarly titled measures of other companies.

A reconciliation of EBITDA and Adjusted EBITDA to their most comparable GAAP financial measure are set forth below.

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2021	2020	2021	2020
Net loss	$ (4,362)	$ (4,497)	$ (9,544)	$ (8,183)
Add: Interest expense	—	671	—	1,275
Less: Interest income	(13)	(17)	(31)	(34)
Add: Depreciation expense	342	331	670	808
Add: Amortization expense	309	314	622	631
EBITDA	(3,724)	(3,198)	(8,283)	(5,503)
Add: Stock-based compensation expense	1,430	41	3,750	126
Adjusted EBITDA	$ (2,294)	$ (3,157)	$ (4,533)	$ (5,377)

Exhibit 99.1

LENSAR, Inc.

STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue
Product	$ 6,056	$ 3,993	$ 11,214	$ 8,096
Lease	1,140	470	2,251	1,446
Service	726	584	1,500	1,411
Total revenue	7,922	5,047	14,965	10,953
Cost of revenue (exclusive of amortization)
Product	2,366	2,262	4,456	3,468
Lease	268	280	519	696
Service	830	559	1,638	1,275
Total cost of revenue	3,464	3,101	6,613	5,439
Operating expenses
Selling, general and administrative expenses	5,518	4,041	11,553	8,820
Research and development expenses	3,006	1,434	5,752	3,005
Amortization of intangible assets	309	314	622	631
Operating loss	(4,375)	(3,843)	(9,575)	(6,942)
Other income (expense)
Interest expense	—	(671)	—	(1,275)
Other income, net	13	17	31	34
Net loss attributable to common stockholders	$ (4,362)	$ (4,497)	$ (9,544)	$ (8,183)
Net loss per share attributable to common stockholders
Basic and diluted	$ (0.47)	$ (4.20)	$ (1.03)	$ (7.65)
Weighted-average number of shares used in calculation of net loss per share:
Basic and diluted	9,296	1,070	9,242	1,070

LENSAR, Inc.

BALANCE SHEETS
(In thousands, except per share amounts)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$ 34,554	$ 40,599
Accounts receivable, net of allowance of $27 and $19, respectively	2,695	2,012
Notes receivable, net of allowance of $9 and $9, respectively	436	444
Inventories	12,449	13,473
Prepaid and other current assets	1,432	1,857
Total current assets	51,566	58,385
Property and equipment, net	734	832
Equipment under lease, net	4,937	3,583
Notes and other receivables, long-term, net of allowance of $6 and $9, respectively	275	452
Intangible assets, net	11,487	12,110
Other assets	3,485	3,758
Total assets	$ 72,484	$ 79,120
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$ 2,858	$ 2,481
Accrued liabilities	3,292	4,570
Deferred revenue	1,071	923
Other current liabilities	502	493
Total current liabilities	7,723	8,467
Long-term operating lease liabilities	3,061	3,314
Other long-term liabilities	72	129
Total liabilities	10,856	11,910
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 10,000 shares authorized at June 30, 2021 and December 31, 2020; no shares issued and outstanding at June 30, 2021 and December 31, 2020	—	—
Common stock, par value $0.01 per share, 150,000 shares authorized at June 30, 2021 and December 31, 2020; 10,957 and 10,933 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	110	109
Additional paid-in capital	129,055	125,094
Accumulated deficit	(67,537)	(57,993)
Total stockholders’ equity	61,628	67,210
Total liabilities and stockholders’ equity	$ 72,484	$ 79,120